SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) October 15, 2001
                                  ----------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------


















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ITEM 5. OTHER EVENTS

      On October 15, 2001, Standard & Poor's issued the following news release regarding General Motors Corporation's (GM) credit rating outlook. The release is as follows:

              General Motors Corp., Ford Motor Co. Ratings Lowered;
                        Off CreditWatch; Outlooks Stable

NEW YORK (Standard & Poor's) Oct. 15, 2001--Standard & Poor's today lowered its ratings on General Motors Corp., Ford Motor Co., and their related entities (including Ford's subsidiary, Hertz Corp.; see separate press release). All ratings are removed from CreditWatch, where they were placed on Aug. 17, 2001. (see list below). The outlooks on both companies are now stable.

     Standard & Poor's long-term ratings on DaimlerChrysler AG and its related entities remain on CreditWatch with negative implications, where they were placed on Sept. 18, 2001.

     The downgrades reflect Standard & Poor's concerns about the long-range profit potential of both GM and Ford, in light of secular deterioration in industry fundamentals. Intensifying price competition in the companies' core North American market has resulted in significant declines in profitability this year, notwithstanding industry demand that has been far stronger than previously assumed. This bodes ill for the companies' future financial performance, if--as Standard & Poor's now anticipates--a more pronounced cyclical downturn unfolds.

     Moreover, both companies face the prospect of diminished earnings contributions from their sport utility vehicles and pickup trucks, which have accounted for a disproportionately large share of overall profits, given the ongoing proliferation of competing product entries, coupled with slower demand growth.

     In order to better confront these challenges, GM and Ford are accelerating their cost cutting efforts in North America--which Standard & Poor's believes could entail costly rationalization of production capacity--while also seeking to enhance the effectiveness of their new product development activities. It is highly uncertain if such actions will be sufficient to overcome adverse industry developments.

     Both Ford and GM are diversified geographically. However, their non-North American automotive operations are currently not meaningful contributors to earnings or cash flow, and this is likely to remain the case for the next few years. Cost cutting and a renewal of product offerings have benefited Ford's European operations, but they remain only modestly profitable. GM's European operations have generated heavy losses since mid-2000, and management has indicated that an extensive restructuring plan is currently being developed. The economic environment in Latin America is deteriorating, and this will likely preclude further recovery of the important Brazilian market. Moreover, certain affiliates--including Mazda Motor Corp. (33.4% owned by Ford) and Isuzu Motors Ltd. (49% owned by GM)--are also performing poorly.




                                      - 2 -


     Weaker operating cash flow, coupled with acquisitions and distributions to shareholders, have resulted in a significant reduction in the liquidity positions of Ford and GM. Moreover, both companies have large unfunded benefits obligations. Ford's finance unit, Ford Motor Credit Co., is aggressively capitalized. A particular concern for GM is the option of Fiat SpA to put to GM its remaining 80% stake in its unit, Fiat Auto, starting in 2004. (GM acquired 20% of Fiat Auto last year for $2.4 billion.) Also, Standard & Poor's had viewed GM's remaining 33% ownership interest in Hughes Electronics Corp. as an important potential source of liquidity, but the value of this stake has eroded drastically in recent months.

     Through its Chrysler unit, DaimlerChrysler AG (A-/Watch Neg/A-2) is exposed to the same adverse industry developments in North America that are affecting GM and Ford. Indeed, Chrysler's sales performance has been alarmingly weak over the past two months, which raises questions about the ultimate effectiveness of the restructuring actions initiated earlier this year. Standard & Poor's expects to complete its review of DaimlerChrysler's long-term ratings in the next few weeks.

     OUTLOOK: STABLE (Ford Motor Co. and General Motors Corp.)

     Further rating changes within the next few years are unlikely. The current ratings take into account the expectation that financial performance could be relatively weak for a sustained period, but also incorporate the assumption that restructuring actions will eventually restore earnings and cash flow to more acceptable levels. Although GM and Ford are now expected to have diminished access to the commercial paper market, their overall financial flexibility continues to be above average because of their remaining cash positions, ample contractually committed credit facilities, exceptional capital markets access, and ability to securitize finance assets.

RATINGS LOWERED AND REMOVED FROM CREDITWATCH

                                                     Ratings

General Motors Corp.                        To                   From

   Corporate credit rating                  BBB+                 A

   Short-term corporate credit rating       A-2                  A-1

   Senior unsecured debt                    BBB+                 A

   Equipment trust certificates             BBB+                 A

   Commercial paper                         A-2                  A-1

   Senior unsecured shelf debt (prelim.)    BBB+                 A


General Motors Acceptance Corp.

   Corporate credit rating                  BBB+                 A

   Short-term corporate credit rating       A-2                  A-1

   Senior unsecured debt                    BBB+                 A

   Commercial paper                         A-2                  A-1

   Senior unsecured shelf debt (prelim.)    BBB+                 A


                                      - 3 -



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    October 15, 2001
        ----------------
                                       By
                                            /s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)
























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